UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): March 18, 2014

LUCID, INC.

(Exact name of registrant as specified in its charter)

New York	001-35379	16-1406957
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

50 Methodist Hill Drive, Suite 1000, Rochester, NY	14623
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (585) 239-9800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 18 2014, Mr. Richard J. Pulsifer resigned as Chief Financial Officer of Lucid, Inc. (the “Company”).

On March 18, 2014, the Board of Directors appointed Richard C. Christopher as the new Chief Financial Officer of the Company. Mr. Christopher, age 44, served for eight years as Chief Financial Officer of DUSA Pharmaceuticals, Inc., until its sale to Sun Pharmaceuticals Industries Limited in 2012. DUSA Pharmaceuticals, a vertically integrated specialty dermatology company, was focused primarily on the development and marketing of its Levulan® Photodynamic Therapy technology platform for the treatment of precancerous skin lesions.

Mr. Christopher arrived at DUSA in 2000 and held a series of positions of increasing responsibility before assuming the CFO role in January 2005. In December 2012, he oversaw the sale of DUSA Pharmaceuticals to Sun Pharmaceuticals for $230 million, a 38 percent premium to market. He holds a masters of science degree in accounting from Suffolk University in Boston and a bachelor of science degree in finance from Bentley College in Waltham, Massachusetts.

The Company entered into an employment agreement with Mr. Christopher on March 18, 2014. Mr. Christopher’s Employment Agreement has a three-year initial term commencing as of March 18, 2014, which will renew automatically for an additional one-year period unless either party intends not to renew.  Mr. Christopher serves as the Chief Financial Officer of the Company and receives an initial annual base salary of $250,000, which will be increased to $295,000 upon the earlier to occur of (i) the 90th day after the closing of a capital raise by the Company of at least $6 million, or (ii) August 1, 2014, and thereafter will be redetermined annually by the Executive Compensation Committee, provided, however, that during his tenure with the Company, the base salary shall not be reduced.  Mr. Christopher is entitled to receive cash incentive compensation as determined by the Executive Compensation Committee in an amount up to thirty-five percent (35%) of his current base salary for such year and to participate in or receive benefits under all of the Company’s employee benefit plans.

In the event of termination of employment for any reason, Mr. Christopher would be entitled to the following severance benefits: (i) any base salary earned through the date of termination, unpaid expense reimbursements and unused vacation; and (ii) any vested benefits Mr. Christopher may have under any employee benefit plan of the Company through the date of termination.

In the event of termination of employment by the Company without cause or by Mr. Christopher for good reason, Mr. Christopher would be entitled to the following severance benefits: (i) any vested benefits Mr. Christopher may have under any employee benefit plan of the Company through the date of termination; (ii) an amount equal to two times the sum of his base salary plus his average incentive compensation; and (iii) a monthly cash payment for 18 months equal to the amount of monthly employer contribution of the Company for health insurance, if applicable.

If within 18 months after a change in control, Mr. Christopher’s employment is terminated by the Company without cause or by Mr. Christopher for good reason, Mr. Christopher would be entitled to the following severance benefits: (i) a lump sum in cash in an amount equal to 2.5 times the sum of (A) Mr. Christopher’s base salary plus (B) his average incentive compensation; (ii) acceleration of vesting of all stock options and other stock-based awards; and (iii) a monthly cash payment for 36 months equal to the amount of monthly employer contribution of the Company for health insurance, if applicable.

Pursuant to the Employment Agreement, Mr. Christopher is subject to non-compete and non-solicitation obligations both during, and after, his employment with the Company.

The foregoing descriptions of the Employment Agreements does not purport to be complete and are is qualified in its entirety by reference to the full text of the Employment Agreement, which is filed as Exhibit 10.1 hereto and incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

10.1	Separation Agreement, by and between Lucid, Inc. and Richard C. Christopher, dated March 18, 2014

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

10.1	Separation Agreement, by and between Lucid, Inc. and Richard C. Christopher, dated March 18, 2014
99.1	Press release dated March 19, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LUCID, INC.

Date: March 20, 2014	/s/ L. Michael Hone
L. Michael Hone
Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Separation Agreement, by and between Lucid, Inc. and Richard C. Christopher, dated March 18, 2014
99.1	Press release dated March 19, 2014